EXHIBIT INDEX

Exhibit A:  Attachment to item 77B:
            Accountant's report on internal control.

Exhibit B:  Attachment to item 77C:
            Submission of matters to a vote of security holders

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Exhibit A:

February 11, 1999

To the Shareholders and Directors of Phoenix Strategic
Allocation Fund, Inc.

In planning and performing our audit of the financial statements of Phoenix Strategic Allocation Fund, Inc.
(the "Fund") for the year ended December 31, 1998, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.
Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those control activities include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified
Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving internal control and its operations, including control activities for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1998.

This report is intended solely for the information and use of management and the Directors of the Fund and the Securities and Exchange Commission.


PricewaterhouseCoopers LLP


Exhibit B:

RESULTS OF SHAREHOLDER MEETING (Unaudited)

A special meeting in lieu of the Annual Meeting of shareholders of the Phoenix Strategic Allocation Fund, Inc.
was held on September 10, 1998 to approve the following matters:

1. Fix the number of directors at twelve and elect such number as detailed below.

2. Ratify selection of PricewaterhouseCoopers LLP, independent accountants, as auditors for the fiscal year ending December 31, 1998.

On the record date for this meeting, there were 19,455,157 shares outstanding and 56.93% of the shares outstanding and entitled to vote were present by proxy.

NUMBER OF VOTES
                                    For       Withheld
1. Election of Directors

Robert Chesek                   10,688,931    387,124
E. Virgil Conway                10,701,072    374,983
Harry Dalzell-Payne             10,701,962    374,093
Francis E. Jeffries             10,701,035    375,020
Leroy Keith, Jr.                10,702,162    373,893
Philip R. McLoughlin            10,702,162    373,893
Everett L. Morris               10,703,323    372,732
James M. Oates                  10,703,323    372,732
Calvin J. Pedersen              10,703,323    372,732
Herbert Roth, Jr.               10,703,323    372,732
Richard E. Segerson             10,703,323    372,732
Lowell P. Weicker, Jr.          10,703,323    372,732


                              For      Against   Abstain
2. PricewaterhouseCoopers LLP
                           10,611,650   85,650   378,754